Exhibit 99.1

FOR IMMEDIATE RELEASE

OurPet’s Company Reports Fourth Quarter and Full-Year 2017 Results

E-Commerce and Value Channels continue 40%+ growth over Q4’16.

FAIRPORT HARBOR, Ohio – February 28, 2018 – OurPet's Company (OTCQX: OPCO) (www.ourpets.com), a leading proprietary pet supply company, today reported record fourth quarter revenues of $8.6 million and fully diluted EPS of $0.03.

Fourth Quarter 2017 Summary

•	Realized total revenues of 8.6 million, an increase of 5.2% from the fourth quarter of 2016
•	Reported net income of $685,851, down 44% from the fourth quarter of 2016
•	Grew E-Commerce sales to $1,372,000 up 44% from the fourth quarter of 2016
•	Grew Pet Specialty sales to $3,538,000 up 7% from the fourth quarter of 2016
•	Increased Value channel sales to $379,000, up 44% from the fourth quarter of 2016
•	Grew Bowls/Feeders category by 16% from the fourth quarter of 2016
•	Grew international sales by 13% from the fourth quarter of 2016

Dr. Steven Tsengas, Chairman and CEO commented, “While we are encouraged by top line expansion, 2017 proved to be a transitional year for OurPets, and our single digit revenue growth both for the fourth quarter and year were below our expectations. We have positioned our infrastructure so that our investments in E-Commerce, Value and International can generate high single-digit annual revenue growth and EPS growth to follow accordingly. During the quarter we grew revenues in the E-Commerce, Pet Specialty, Value and International channels. However, fourth quarter revenues were mostly impacted by Food, Drug and Grocery Mass retailers’ decisions to pull back on product stocking for the holiday season, limiting our normal fourth quarter holiday lift. We calculate that this had a negative impact on Food, Drug and Grocery Mass revenues of approximately 5%. These fourth quarter inventory reductions resulted in a revenue decline of 14% in the fourth quarter, compared to the same period a year ago.”

Dr. Tsengas continued, “Our international revenue growth is very encouraging despite the longer than anticipated set up time of our European Distributor. In 2017 we had expected significant revenues from our European Distributor but those have been delayed until 2018. We are still very optimistic that this channel will be a significant contributor in 2018 and beyond. We have already started to see shipment increases in the first quarter of 2018. Offsetting the lost European sales in the fourth quarter of 2017 were significant gains in the Asian markets, both in China and Japan.

“In terms of product categories, Bowls and Feeders realized strong growth (16%) in the fourth quarter over the same period of 2016. This growth, came equally from Stainless Steel Bowl sales as well as our Designer Diner three height adjustable feeder. During the full-year 2017 compared to 2016, the Bowls and Feeders category grew 13%, with about two-thirds of that growth driven by the Designer Diner sales and the remaining third from Stainless Steel Bowls. Sales of all other product categories in the fourth quarter of 2017 were relatively flat compared to the same period in 2016, with Toys and Accessories showing a modest 2% increase. It should be noted that our Electronic Cat Toy sales more than doubled in the fourth quarter and comprised almost 8% of total fourth quarter sales. We believe we have the strongest line of Electronic Cat Toys in the industry featuring Catty Whack™, Fly By Spinner, Pounce House ®, Mouse in a Pouch ®, Bird in a Cage®, and others that will be introduced at the March Global Pet Expo in Orlando. Electronic Cat toys more than doubled and comprised almost 6% of total sales for the 2017 full year. The Waste and Odor category also grew about 8%, driven by our new launches of Switchgrass Natural Litter and our Intelligent Pet Care (IPC) SmartScoop Litter boxes in 2017.

“Our fourth quarter net income of $685,851 was down $541,860 from the same period a year ago. About 39% of that decrease was due to gross margin declines from cost increases and customer/product mix. We have recently added a very experienced sourcing specialist to our supply management team whose prime directive is cost reduction. Another 30% of the decrease was due to favorable income tax adjustments for the entire 2016 year, which was recorded in the fourth quarter of 2016. These tax adjustments resulted from benefits derived with the formation of our Captive Insurance subsidiary. About 27% of the decline was due to increased SG&A expenses, primarily in customer promotion and account specific marketing expenses.

“Net Income for the 2017 full year was down about $396,000 from 2016 to $1,748,753. Most of the variance continued to come from increased selling/marketing expenses ($599,000) as noted above, which were offset by a modest increase in gross profit of $148,000 and reduced income tax expenses of $137,000. The remaining variance was mainly due to increased royalty expenses. Fully diluted EPS for 2017 were $0.08/share compared to $0.11 for 2016.”

Dr. Tsengas concluded, “2017 was a wakeup call to retailers that customers’ buying decisions are being driven by E-commerce, a full array of offerings, convenience, and solid value propositions. We feel that OurPet’s is well positioned to capitalize on this landscape which has rapidly changed from the traditional marketplace to one characterized by rapid technological advances. We have the products, management team, technology and vision required to achieve our financial targets for 2018 and beyond.”

2017 Fourth Quarter Results

Net revenue increased 5.2% to $8,626,297 for the fourth quarter of 2017 compared to revenues of $8,197,369 for the prior-year period. The approximate $429,000 increase was due to stronger sales in the E-Commerce, Value and Pet Specialty channels with 44%, 44% and 7% growth respectively. These increases were partially offset by a 14% decrease in the Food, Drug and Mass Retail channel sales. Bowls and Feeders sales were up about 16% and sales of Toys and Accessories Sales grew 2% over the prior-year period. Sales of Edibles/Consumables and Waste and Odor products were down about 9% and 4% respectively from the prior-year period.

Gross profit decreased about 7.3% to $2,692,800 for the fourth quarter 2017 compared to $2,905,428 for the prior-year period. Gross profit margin decreased to 31.2% from 35.4% in the prior-year period due to product mix and freight costs.

Net income decreased 44.1% to $685,851 in the fourth quarter of 2017 compared to $1,227,711 for the prior-year period. Net income per diluted share was $0.03 compared to $0.06 in the prior-year period, based on weighted average shares of 20,030,630 for the current quarter, and a weighted average of 20,187,339 shares for the prior-year period.

Adjusted EBITDA decreased 24.9% to $1,114,636 for the fourth quarter of 2017 compared to $1,446,282 for the prior-year period. A reconciliation of Adjusted EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

2017 Full Year Results

Net revenue increased 4.4% to $28,252,067 in 2017, compared to revenues of $27,070,160 in 2016. The increase was due to strong sales in the E-Commerce and Value channels which had 59% and 20% growth respectively, compared to 2016. This growth was offset by decreases in the Pet Specialty and FDM (Food, Drug and Mass Retail) channels with declines of 4% and 8% respectively compared to 2016. Bowls/Feeders and Waste/Odor Control products generated revenue growth of 13% and 8% respectively compared to 2016. Offsetting this growth were declines in Toys/Accessories and Edibles/Consumables of 2% and 8% respectively compared to 2016.

Gross profit increased 1.7% to $8,900,665 in 2017, compared to $8,752,599 in 2016. Gross profit margin decreased to 31.5% from 32.3% in 2016.

Net income decreased 18.5% to $1,748,753 in 2017, compared to $2,144,593 for 2016. Net income per diluted share was $0.08 for the current year versus $0.11 for 2016, based on weighted average shares of 19,931,112 in 2017, and a weighted average of 20,134,777 shares in 2016.

Adjusted EBITDA decreased 15.7% to $2,909,626 in 2017, compared to $3,450,970 in 2016. A reconciliation of Adjusted EBITDA to GAAP Net Income is provided in an attachment to the summary financial statements.

About OurPet’s Company

OurPet’s Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s websites include www.petzonebrand.com and www.ourpets.com.

Forward-Looking Statements

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions; growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet’s filings with the Securities and Exchange Commission. For further information, contact:

Contacts

OurPet’s Company

Dr. Steven Tsengas, CEO

(440) 354-6500, x111

Alpha IR Group

Chris Donovan or Steve Calk

(312) 445-2870

OPCO@alpha-ir.com

 OURPET'S COMPANY AND SUBSIDIARIES

  CONSOLIDATED OPERATING RESULTS

	For the Years Ended		For the Quarter Ended
	December 31,		December 31,
	2017	2016	2017	2016

Net revenue	$28,252,067	$27,070,160	$8,626,297	$8,197,369
Cost of goods sold	19,351,402	18,317,561	5,933,497	5,291,941
Gross profit on sales	8,900,665	8,752,599	2,692,800	2,905,428

Selling, general and administrative expenses	6,668,542	6,069,145	1,803,797	1,658,909

Income from operations	2,232,123	2,683,454	889,003	1,246,519

Other (income) and expense, net	(20,647)	(101,786)	(30,042)	(43,193)
Interest expense	110,147	109,591	35,385	25,385
Income before taxes	2,142,623	2,675,649	883,660	1,264,327

Income tax expense	393,870	531,056	197,809	36,616
Net Income	$1,748,753	$2,144,593	$685,851	$1,227,711

Basic Earnings Per Common Share
After Dividend Requirements For Preferred Stock	$0.09	$0.12	$0.03	$0.07

Fully Diluted Earnings Per Common Share
After Dividend Requirements For Preferred Stock	$0.08	$0.11	$0.03	$0.06

Weighted average number of common shares outstanding used to calculate basic earnings per share	18,846,461	17,688,999	19,746,190	17,760,685

Weighted average number of common and equivalent shares outstanding used to calculate diluted earnings per share	19,931,112	20,134,777	20,030,630	20,187,339

 OURPET'S COMPANY AND SUBSIDIARIES

 CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
ASSETS
Cash and equivalents	$522,170	$127,979
Investments	993,911	-
Receivables, net	5,425,513	4,641,798
Inventories, net	7,235,440	7,010,536
Prepaid expenses	1,000,679	885,391
Total current assets	15,177,713	12,665,704

LONG TERM ASSETS
Property and equipment, net	1,997,186	2,000,906
Amortizable Intangible Assets, net	421,078	404,273
Intangible Assets	477,328	477,328
Goodwill	67,511	67,511
Deposits and Other assets	25,900	98,524
Total long term assets	2,989,003	3,048,542

Total assets	$18,166,716	$15,714,246

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$561,723	$228,941
Accounts payable	792,122	784,900
Other Accrued expenses	691,293	713,532
Total current liabilities	2,045,138	1,727,373

LONG TERM LIABILITIES
Long-term debt - less current portion above	1,172,374	645,203
Revolving line of credit	1,777,907	2,083,966
Deferred income taxes	325,223	362,753
Total long term liabilities	3,275,504	3,091,922

Total liabilities	5,320,642	4,819,295
Stockholders' Equity	12,846,074	10,894,951

Total liabilities and stockholders' equity	$18,166,716	$15,714,246

			Q4'17	Q4'17	Full Year		Full Year
EBITDA	Q4'17	Q4'16	Variance $	Variance %	2017	2016	Variance $	Variance %

Net Income	$685,851	$1,227,702	$(541,851)	-44.14%	$1,748,753	$2,144,593	$(395,840)	-18.46%
Interest	35,385	25,386	$9,999	39.39%	$110,147	$109,591	$556	0.51%
Tax Expense	197,809	36,615	$161,194	440.24%	$393,870	$531,056	$(137,186)	-25.83%
Depreciation	156,056	148,007	$8,049	5.44%	$554,119	$599,419	$(45,300)	-7.56%
Amortization	15,791	14,551	$1,240	8.52%	$60,993	$54,290	$6,703	12.35%
Total EBITDA	$1,090,892	$1,452,261	$(361,369)	-24.88%	$2,867,882	$3,438,949	$(571,067)	-16.61%

Stock Options Expense	$23,744	$(5,979)	$29,723	5.44%	$41,744	$12,021	$29,723	247.26%
Warrants Expense	$-	$-	$-	0.00%	$-	$-	$-	0.00%
Total Adjusted EBITDA	$1,114,636	$1,446,282	$(331,646)	-24.88%	$2,909,626	$3,450,970	$(541,344)	-15.69%

The above table reconciles the Company’s disclosure of Net Income per GAAP with the non GAAP financial measure EBITDA (Earnings before Interest, Taxes, Depreciation and Amortization.) As the investment community has often requested the EBITDA calculation to help them evaluate performance, Management has chosen to provide this disclosure. Although EBITDA is widely used in the investment community as a benchmark to reflect operating performance, financing capability and liquidity, it is not regarded as a measure of operating performance and liquidity under generally accepted accounting principles (“GAAP”). It also does not represent cash flows from operating activities. In addition, the Company’s EBITDA may not be comparable to similar indicators provided by other companies. The Presentation of this additional information is not meant to be considered in isolation or as a substitute for net income (loss), or any component thereof, in accordance with GAAP.